Exhibit 10.1

AGREEMENT OF MERGER
AND
PLAN OF REORGANIZATION
by and among
DIGIRAD CORPORATION,
MALEAH INCORPORATED,
MD OFFICE SOLUTIONS, INC.
AND
THE STOCKHOLDERS PARTY HERETO
March 5, 2015

i

ii

iii

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into this 5th day of March, 2015, by and among Digirad Corporation, a Delaware corporation (“Digirad”), Maleah Incorporated, a California corporation and wholly-owned direct subsidiary of Digirad (“Merger Sub”, and together with Digirad, the “Acquiring Parties”), and MD Office Solutions, Inc., a California corporation (“MD Office”), and solely for the purposes expressly set forth herein Keenan - Thornton Family Trust, Samia Arram and David Keenan (each a “Stockholder”, and collectively the “Stockholders”).
Recitals
WHEREAS, the respective Boards of Directors of MD Office, Digirad and Merger Sub have approved a merger (the “Merger”) of MD Office with and into Merger Sub in accordance with the General Corporation Law of the State of California (the “CGCL”), on the terms and conditions set forth herein.
WHEREAS, the Merger provides for the payment of the consideration specified in Section 2.06 to the Stockholders, all of whom have consented to the Merger.
WHEREAS, the MD Office Common Stock issued to the Stockholders, each of whom is a signatory hereto, constitutes the only outstanding equity securities of MD Office.
WHEREAS, the parties intend for the Merger to qualify as reorganization for purposes of Section 368 of the Code and adopt this Agreement as a plan of reorganization.
Terms and Conditions
NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION
1.01 Definitions. For convenience, certain terms used in more than one Section of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).
“2015 Earn-Out Period” is defined in the definition of “Earn-Out Threshold”.
“2016 Earn-Out Period” means January 1, 2016 through December 31, 2016.
“2017 Earn-Out Period” means January 1, 2017 through December 31, 2017.
“Acquiring Parties” is defined above in the preamble.
“Affiliate” means, with respect to a particular Person, any Person controlling, controlled by or under common control with that Person as well as any officers, directors and majority owned entities of that Person. The term “control” and phrases of similar import, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction or management of the policies of a Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” is defined above in the preamble, and shall include each of the Disclosure Schedules and Exhibits to this Agreement.
“Assets” means with respect to a Person, all of the assets of every kind and description, real and personal, tangible and intangible, that are owned, possessed or licensed by such Person.
“Balance Sheet” is defined in Section 3.06.

“Balance Sheet Date” is defined in Section 3.06.
“Business Day” means any day other than a Saturday or Sunday, or a day on which the banking institutions of the State of California are authorized or obligated by Law or executive order to close.
“California Officers’ Certificate” the officers’ certificate to be delivered together with the California Agreement of Merger pursuant to the CGCL.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Certificate” or “Certificates” is defined in Section 2.07(a).
“CGCL” is defined in the Recitals.
“Charter Documents” means a Person’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, operating or limited liability company agreement, certificate of limited partnership, joint venture agreement or similar document governing such Person.
“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), orders, Encumbrances, investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Authority or other Person.
“Closing” is defined in Section 2.10.
“Closing Date” is defined in Section 2.10.
“Closing Stock Price” means $4.40 per share of Digirad Common Stock.
“Closing Working Capital” means (a) the Current Assets of MD Office, less (b) the Current Liabilities of MD Office, determined as of the close of business on the day immediately prior to the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Contract” means any written or oral contract, agreement, lease, license, instrument, or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its Assets under any applicable Law.
“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) cash on hand; (b) the portion of any prepaid expense of which Digirad will not receive the benefit following the Closing; (c) deferred Tax assets; (d) receivables from any of MD Office’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates; and (e) assets not being acquired, each determined substantially in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables of any kind (including loans) to any of MD Office’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates; (b) deferred Tax liabilities established to reflect differences in timing between book and Tax income (c) deferred revenue or advance collection of accounts receivable; (d) the current portion of long term debt; and (e) any liabilities not being assumed in the Merger, each determined substantially in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Default” means (a) a breach, default or violation, (b) the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would reasonably be expected to give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Digirad” is defined above in the preamble.
“Digirad Common Stock” means the common stock, par value $0.0001 per share, of Digirad.
“Diluted Company Shares” means the number of shares of MD Office Common Stock issued and outstanding immediately prior to the Effective Time on an “as converted” and “as exercised” basis.
“Disclosure Schedule” means the disclosure schedules delivered by MD Office, Stockholders and Digirad concurrently with the execution and delivery of this Agreement.
“Earn-Out Payment” or “Earn-Out Payments” has the meaning set forth in Section 2.13(a).
“Earn-Out Period” has the meaning set forth in Section 2.13(a).
“Earn-Out Statement” has the meaning set forth in Section 2.13(b).
“Earn-Out Term” has the meaning set forth in Section 2.13(a).
“Earn-Out Threshold” means: (i) $650,000 of EBITDA for the full 2017 Earn-Out Period, (ii) $650,000 of EBITDA for the full 2016 Earn-Out Period, and (iii) that amount equal to the prorated portion of $650,000 of EBITDA as it relates to the period from the Closing Date through December 31, 2015 (the “2015 Earn-Out Period”) for the 2015 calendar year.
“EBITDA” means earnings before interest, taxes, depreciation, and amortization of MD Office as a stand-alone business unit, as commonly known, and as measured on a GAAP basis.
“Effective Time” is defined in Section 2.02.
“Employee” means any employee of MD Office.
“Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any Assets or interest in any Assets, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release, transportation of or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including indoor and outdoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, use, containment, storage, recycling, reclamation, reuse, treatment, generation, Release, transportation, processing, production, disposal or remediation of any Hazardous Materials into the environment (including, indoor and outdoor air, soil, surface water or groundwater, or subsurface strata). The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction asserting an Environmental Claim for an actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit that is issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Escrowed Consideration” means the Escrow Shares together with the Earn-Out Escrow.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fundamental Representations” means (i) with respect to MD Office, the representations and warranties set forth in Sections 3.01 [Organization and Qualification of MD Office], 3.02 [Authority; Board Approval], 3.04 [Capitalization], 3.10 [Title to Assets; Real Property], 3.15 [Environmental Matters], 3.18 [Taxes], and 3.19 [Brokers]; (ii) with respect to the Stockholders, the representations and warranties set forth in Sections 4.01 [Authorization], 4.03 [Good Title and Ownership of MD Office Stock]; 4.05 [Investment Experience; Access to Information], 4.08 [Brokers]; and (iii) with respect to Digirad and Merger Sub, the representations and warranties set forth in Sections 5.01 [Organization and Authority of Digirad and Merger Sub], 5.04 [Brokers].
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid or gas that is defined, listed or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indebtedness” means the principal amount plus any related accrued and unpaid interest and other payment obligations (including any prepayment penalties) of MD Office (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, loans, mortgages, bonds, debentures or similar contractual arrangements, (c) for deferred purchase price of property (including capital stock), goods or services (other than trade payables or accruals in the ordinary course of business), (d) under leases required to be characterized as capital leases pursuant to GAAP, (e) in respect of drawn letters of credit and bankers’ acceptances, (f) for contractual obligations relating to interest rate protection, swap and collar arrangements, (g) in the nature of guarantees or other types of direct or indirect support of the obligations described in clauses (a) through (f) above of any Person (including by way of an Encumbrance on any asset of MD Office) and any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise). Indebtedness does not include Stockholder Liabilities.
“Indemnified Party” is defined in Section 7.05(a).
“Independent Accountants” means an impartial nationally recognized firm of independent certified public accountants, other than the accountants for Digirad, MD Office or the Stockholders, appointed by mutual agreement of Digirad and Stockholder Representative.
“Key Personnel” means Michael Keenan, Samia Arram and David Keenan, collectively.
“Knowledge” means (i) in the case an individual, knowledge of a particular fact or other matter only if such individual is actually aware of such fact or other matter or that such individual would come to know such fact or other matter in the ordinary course of the performance of their employment or service to MD Office or an Acquiring Party, respectively, (ii) in the case of MD Office, MD Office will be deemed to have “Knowledge” of a particular fact or other matter only if any of the Key Personnel or directors of MD Office has Knowledge (as contemplated by clause (i) above) of such fact or other matter on the date of this Agreement, and (iii) in the case of the Acquiring Parties, they will be deemed to have “Knowledge” of a particular fact or other matter if Jeffry R. Keyes or Matthew G. Molchan has Knowledge (as contemplated by clause (i) above) of such fact or other matter on the date of this Agreement.
“Law” means any constitution, statute, law, code, ordinance, regulation, order or rule of any Governmental Authority as well as any applicable principle of common law.
“Material Adverse Effect” means a change, event or effect that is materially adverse to the (i) assets, business or condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, suppliers, distributors, employees or regulators of a Person, or (ii) the right or ability to consummate the transactions contemplated hereby. Notwithstanding the above, the following shall not constitute a Material Adverse Effect: (i) any changes or effects which are substantially due to changes in the U.S. economy or financial markets generally, or (ii) any changes or effects which are substantially due to changes in the industry in which the Person and its subsidiaries operate that affect all Persons active in such industry substantially in the same manner and to the same extent.
“Maximum Stockholder Liability” shall mean an amount equal to 50% of the Merger Consideration.
“MD Office” is defined in the preamble.
“MD Office Cash Balance” means all cash in each account of MD Office properly reconciled, minus the amount of all claims and outstanding checks or other instruments drawn on the cash balance not yet posted minus Indebtedness and minus the amount of all outstanding MD Office Transaction Expenses.
“MD Office Common Stock” means the common stock, no par value per share of MD Office.
“MD Office Transaction Expenses” means any and all expenses for which MD Office are liable, or may become liable, with respect to the Transactions, including all accounting and legal expenses, brokers’ or finders’ fees, commissions, facilitation fees, and fees for advisory services of any nature including those expenses incurred directly post-Closing which are related to or result from the Transactions, including post-Closing director and officer liability insurance coverage, severance obligations which become payable to MD Office employees, directors, consultants and advisors in connection with the Transactions.
“Merger” is defined in the Recitals.
“Merger Consideration” means the Stock Consideration, subject to adjustment as set forth herein, plus the Earn-Out Payments, if any.
“Merger Sub” is defined above in the preamble.
“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and (b) does not require authorization by the board of directors or any stockholders of such Person (or by any Person or group of Persons exercising similar authority).
“Permit” or “Permits” means all permits, licenses, franchises, approvals, authorizations, waivers and consents required to be obtained from Governmental Authorities.
“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.
“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Pro Rata Share” means for each Stockholder, a percentage equal to the number of shares of MD Office Common Stock held by such Stockholder at Closing, divided by the total number of outstanding shares of MD Office at Closing, as set forth next to such Stockholder’s name in Section 3.04(b) of the Disclosure Schedules. For the sake of clarity, the Pro Rata Share for each Stockholder is as follows: M. Keenan 55%, Samia Arram 30% and D. Keenan 15%.
“Real Property” means the real property owned, leased or subleased by MD Office, together with all buildings, structures and facilities located thereon.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of even date hereof by and among Digirad and the Stockholders in substantially the same form as Exhibit A.
“Release” means the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandoning or disposing of Hazardous Materials into or through the environment (including the air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, or facility.
“Required Consents” means the consents and notices set forth on Section 3.03 of the Disclosure Schedules.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Side Letter” means that certain side letter between the Stockholders, Michael Keenan and Digirad relative to certain tax matters.
“Stock Consideration” is defined in Section 2.06(a).
“Stockholder Documents” is defined in Section 2.07(a).
“Stockholder Liabilities” means all amounts owed to Stockholders arising from loans, payroll or otherwise arising prior to Closing.
“Stockholder Representative” is defined in Section 8.11.
“Stockholders” is defined above in the preamble.
“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.
“Surviving Corporation” is defined in Section 2.01.
“Target Working Capital” means $175,000.
“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, escheat, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, abandoned or unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and including any liability for any of the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.
“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Authority, if, in any manner or to any extent, relating to or inclusive of MD Office or any Tax.
“Transaction Documents” means this Agreement, the California Agreement of Merger, the California Officers’ Certificates, the New Service Agreements, the Registration Rights Agreement, the Stockholder Documents, the Side Letter and all other documents executed in connection with any of the foregoing.
“Transactions” means the Merger and the other transactions contemplated by any of the Transaction Documents.
1.02 Other Defined Terms. The following terms are defined in the sections indicated.

Term	Section
Additional MD Office Transaction Expenses	6.07
Benefit Plan	3.16(a)
California Agreement of Merger	3.02(b)

Claim Value	7.06
Closing Statement	2.12(a)
Company Intellectual Property	3.11(b)
Customer(s)	6.09(d)
Digirad Indemnified Parties	7.02(a)
Disputed Amounts	2.12(e)
Dissenting Shares	2.08
Earn-Out Escrow	2.13 (a)
Earn-Out Resolution Period	2.13 (c)
Escrow	6.05
Escrow Shares	2.06(e)
Financial Statements	3.06
Indemnification Payment	7.11
Indemnifying Party	7.05(a)
Interim Balance Sheet	3.06
Interim Financial Statements	3.06
Keenan Agreement	2.11(a)(ix)
Leases	3.10(b)
Loss	7.02(a)
Material Contract	3.09(a)
Material Customer	3.25
Merger	Recitals
Merger Sub Common Stock	2.06(c)
New Service Agreements or New Service Agreement	2.11(ix)
Notice of Objection	2.13 (c)
Permitted Encumbrances	3.10(a)
Post-Closing Adjustment	2.12(b)
Post-Closing Adjustment Payment	2.12(b)
Potential Claims	3.13(a)
Public Documents	5.05
Qualified Benefit Plan	3.16(b)
Requisite Company Vote	3.02(a)
Required Financials	6.01(b)
Response Notice	7.05(b)
Review Period	2.12(c)
Samia Agreement	2.11(viii)
Statement of Objections	2.12(d)
Stockholder Indemnified Parties	7.02(c)
Takeover Statute	3.29
Territory	6.09(d)
Unresolved Items	2.13 (c)
Working Capital Resolution Period	2.12(d)
Year End Financial Statements	3.06

1.03 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein have the meanings assigned to them in conformity with GAAP.

1.04 Valuation. Unless otherwise stated herein, for the purposes of computing the value of shares of Digirad Common Stock hereunder, each share of Digirad Common Stock shall be deemed to have a value equal to the Closing Stock Price.
1.05 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder”, “hereof” and “herein” relate to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party’s being satisfied with any particular item or to a party’s determination of a particular item presumes that such standard will not be achieved unless such party shall be reasonably satisfied.
1.06 Headings. The Article and Section references and other headings contained herein are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, subsection, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.
ARTICLE 2
THE MERGER
2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the CGCL, Merger Sub shall be merged with and into MD Office at the Effective Time. MD Office shall be the surviving corporation of the Merger (the “Surviving Corporation”), initially under the name “MD Office Solutions, Inc.,” and shall continue its existence under the laws of the State of California, and the separate corporate existence of Merger Sub shall cease.
2.02 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by causing to be filed with the Secretary of State of the State of California an agreement of merger (or like instrument) in substantially the form attached hereto as Exhibit B (the “California Agreement of Merger”), as is required by, and executed in accordance with, the relevant provisions of the CGCL. The Merger shall become effective at the time of the filing of the California Agreement of Merger (the “Effective Time”).
2.03 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to all rights, privileges, powers, franchises and property of MD Office and Merger Sub, and shall be subject to all debts, duties and liabilities of MD Office and Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.
2.04 Articles of Incorporation and Bylaws.
(a) At the Effective Time, the Articles of Incorporation of MD Office shall be amended and restated in their entirety so as to be identical to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the CGCL and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article FIRST of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: The name of the corporation is “MD Office Solutions, Inc.”
(b) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with the CGCL and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.
2.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation
2.06 Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Digirad, Merger Sub, MD Office or any holder of MD Office Common Stock the following shall occur:
(a) Conversion of MD Office Common Stock. At the Effective Time, upon the terms and subject to the conditions set forth below and throughout this Agreement (including Section 2.06(d)), including, without limitation, the post-closing working capital adjustment and escrow provisions set forth herein, each share of MD Office Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares of MD Office Common Stock to be canceled pursuant to Section 2.06(b)) shall be cancelled and extinguished and automatically converted into the right to receive: that number of shares (as adjusted for fractional shares pursuant to Section 2.06(d), as the case may be) of Digirad Common Stock equal to the quotient obtained by dividing (i) the quotient obtained by dividing $2,684,000 (the “Stock Consideration”) by the Closing Stock Price by (ii) the Diluted Company Shares.
(b) Cancellation of MD Office Common Stock Owned by MD Office. At the Effective Time, all shares of MD Office Common Stock that are owned by MD Office as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or any other consideration paid or issued therefor.
(c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Digirad, Merger Sub or MD Office, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned direct subsidiary of Digirad. Each stock certificate of Merger Sub evidencing ownership of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
(d) Fractional Shares. No fractional share of Digirad Common Stock shall be issued by virtue of the Merger. In lieu thereof, each holder of shares of MD Office Common Stock that would otherwise be entitled to receive a fraction of a share of Digirad Common Stock (after aggregating all fractional shares of Digirad Common Stock to be received by such holder at such time) shall be entitled to receive the nearest whole number of shares of Digirad Common Stock (with 0.5 being rounded up).
(e) Escrow. Such number of shares of the Stock Consideration issuable pursuant to Section 2.06(a), in the amount equal to the quotient obtained by dividing $125,000 by the Closing Stock Price, shall be issued by Digirad, but not delivered to the Stockholders (such retained stock, the “Escrow Shares”). The Escrow Shares shall be held by Digirad for a period of 6 months pursuant to the terms and conditions set forth herein under Section 6.05 and Article 7. The portion of the Escrow Shares contributed by each Stockholder shall be based on the proportion of the Stock Consideration to be issued to the Stockholders in respect of shares of MD Office Common Stock held by such Stockholder immediately prior to the Effective Time of the Merger bears to the aggregate Stock Consideration to be issued in respect of all shares of MD Office Common Stock issued and outstanding immediately prior to the Effective Time of the Merger. Set forth opposite each Stockholder’s name in Section 2.06(e) of the Schedules is the number of Escrow Shares to be contributed by each such Stockholder. At Closing, each Stockholder shall deliver a stock power duly executed in blank associated with such Stockholder’s Escrow Shares.
(f) Registration Rights. All shares of Digirad Common Stock deliverable to any Stockholder under this Section 2.06 shall be subject to the terms of the Registration Rights Agreement and the agreement by each Stockholder to be bound by the terms thereof is a condition to the issuance of such shares.
2.07 Delivery of Merger Consideration.
(a) Digirad shall act as exchange agent hereunder with the reasonable cooperation of MD Office. At the Effective Time, each Stockholder shall deliver the certificates evidencing shares of MD Office Common Stock (“Certificates”), duly endorsed in blank or stock powers duly executed in blank (such documents together with a duly executed counterpart signature page to the Registration Rights Agreement, collectively, being the “Stockholder Documents”), to Digirad or its designated agent, and the Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Digirad Common Stock.
(b) Promptly after receipt of the appropriate Stockholder Documents, Digirad shall deliver or caused to be delivered to such Stockholder the Stock Consideration to which such Stockholder is entitled under Section 2.06(a), subject to the deposit of any Escrow Shares into escrow in accordance with Section 2.06(e). All certificates evidencing Stock Consideration shall bear a restrictive legend, as required under the Securities Act.
(c) All shares of Digirad Common Stock issued upon conversion of the shares of MD Office Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MD Office Common Stock.
(d) In the event any Certificates to be delivered by a Stockholder shall have been lost, stolen or destroyed, Digirad shall issue certificates representing that number of shares of Stock Consideration in exchange for such lost, stolen or destroyed Certificates as such lost, stolen or destroyed Certificates would entitle the Stockholder to receive under Section 2.06, upon the making of an affidavit of that fact by the Stockholder; provided, however, that Digirad may, in its sole and absolute discretion and as a condition precedent to the issuance thereof, require the Stockholder, in such case, to provide an indemnity or deliver a bond in such sum as it may reasonably direct as security against any claim that may be made against Digirad with respect to such Certificates alleged to have been lost, stolen or destroyed.
(e) Digirad shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of MD Office Common Stock such amounts as Digirad is required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Digirad, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MD Office Common Stock in respect of whom such deduction and withholding was made by Digirad.
(f) Digirad shall issue the shares of Digirad Common Stock in exchange for outstanding shares of MD Office Common Stock as provided in Section 2.06(a) pursuant to an exemption or exemptions from registration under Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act. Digirad and MD Office shall comply with all applicable provisions of, and rules under, the Securities Act in connection with offering and issuance of shares of Digirad Common Stock in the Merger.
(g) The value of the Merger Consideration shall be subject to adjustment only for the Post-Closing Adjustment in accordance with Section 2.12 and the payment of Earn-Out Payments pursuant to Section 2.13, which adjustment or payments shall be paid in cash as provided Section 2.12 and Section 2.13.
2.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, those shares of MD Office Common Stock issued and outstanding immediately prior to the Effective Time that are held by Stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of the CGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, unless and until such Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the CGCL, and any such Stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by the relevant provisions of the CGCL. If any such Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Stockholder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Merger Consideration without any interest thereon, pursuant to the terms of Section 2.06.
2.09 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of MD Office Common Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or any other securities of MD Office are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 2. As of the Effective Time, the stock ledger of MD Office shall be closed.
2.10 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement, and the date and time of the completion of the foregoing shall be deemed the “Closing Date”. The Closing shall take place via the electronic exchange of documents and signatures. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) that the Closing shall be deemed to have taken place at the offices of Olshan Frome Wolosky LLP, located at Park Avenue Tower, 65 East 55th Street, New York, NY 10022, or at such other date or at such other place as MD Office and Digirad may mutually agree upon in writing. The Closing shall be deemed effective as of 12:01 a.m., Pacific Time, on the Closing Date.
2.11 Closing Deliveries. At the Closing:
(a) MD Office and Stockholders shall deliver or cause to be delivered to Digirad the following:
(i) a certificate of the Secretary (or equivalent officer) of MD Office, in form and substance satisfactory to Digirad and its counsel, certifying: (A) that attached thereto are true and correct copies of the MD Office Charter Documents as in effect immediately prior to the Closing; (B) to the names and signatures of the officers of MD Office authorized to sign this Agreement and the other documents to be delivered hereunder; (C) that attached thereto are true and correct copies of all resolutions adopted by the board of directors of MD Office authorizing the execution, delivery and performance of this Agreement by MD Office and the consummation of the Transactions, and that all such resolutions are in full force and effect; (D) that attached thereto is a true and correct list of all holders of MD Office capital stock as reflected in the stock transfer books of MD Office; and (E) that attached thereto is a true and correct copy of a unanimous written consent of all holders of MD Office capital stock approving this Agreement and the consummation of the Transactions.
(ii) letters of resignation, in form and substance satisfactory to Digirad and its counsel, in the name of and executed by (A) each member of MD Office’s Board of Directors resigning his or her position as a director of MD Office effective as of the Closing Date, and (B) each of Michael Keenan, David Keenan, and Samia Arram resigning his or her position as an officer of MD Office effective as of the Closing Date, in each case, except as otherwise agreed to by the parties;
(iii) duly executed counterparts to each of the Transaction Documents to which MD Office is a party;
(iv) duly executed counterparts to each of the Transaction Documents to which any such Stockholder is a party;
(v) bank account signature cards for each account of MD Office;
(vi) the Required Consents;
(vii) all corporate, minute and stock records of MD Office, which delivery requirement shall be deemed satisfied if MD Office makes such items available to Digirad by leaving them in the offices of MD Office at the Closing;
(viii) duly executed counterpart by Samia Arram to the employment agreement attached hereto as Exhibit C (the “Samia Agreement”);
(ix) duly executed counterpart by David Keenan to the transition services agreement attached hereto as Exhibit D (the “Keenan Agreement” and together with the Samia Agreement, the “New Service Agreements” and each, a “New Service Agreement”);
(x) a certificate from the Secretary of State of the State of California, dated as of a recent date prior to Closing, certifying as to the good standing of MD Office;
(xi) the Financial Statements;
(xii) a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations;
(xiii) a certificate with respect to the amount of MD Office Cash Balance at the Effective Time, executed by an officer of MD Office;
(xiv) to all parties to whom MD Office Transaction Expenses are owed or payable, as set forth on Section 3.30 of the Disclosure Schedule, payment in full of all such MD Office Transaction Expenses;
(xv) to all parties to whom amounts are owed or payable in connection with the Indebtedness of MD Office, as set forth on Section 3.28 of the Disclosure Schedule, payment in full of all amounts are owed or payable in connection with such Indebtedness of MD Office;
(xvi) to all Stockholders to whom amounts are owed or payable in connection with Stockholder Liabilities, as set forth on Section 3.28 of the Disclosure Schedule, payment in full of all amounts are owed or payable in connection with such Stockholder Liabilities;
(xvii) evidence that S Corporation election letter modification is filed and effective; and
(xviii) all other documents and certificates required to be delivered by MD Office and the Stockholders pursuant to the terms of this Agreement.
(b) Digirad shall deliver or cause to be delivered the following:

(i) irrevocable instructions to Digirad’s transfer agent to deliver the Stock Consideration deliverable in respect of each Stockholder who has executed and delivered the applicable Stockholder Documents;
(ii) a certificate of the Secretary (or equivalent officer) of Digirad, in form and substance satisfactory to Stockholder Representative and its counsel, certifying: (A) that attached thereto are true and correct copies of the Digirad Charter Documents as in effect immediately prior to the Closing; (B) to the names and signatures of the officers of Digirad authorized to sign this Agreement and the other documents to be delivered hereunder; and (C) that attached thereto are true and correct copies of all resolutions adopted by the board of directors of Digirad authorizing the execution, delivery and performance of this Agreement by Digirad and the consummation of the Transactions, and that all such resolutions are in full force and effect.
(iii) to the Stockholder Representative, duly executed counterparts to each of the Transaction Documents to which Digirad is a party;
(iv) to Samia Arram and David Keenan, as applicable, duly executed counterparts of the Surviving Corporation to the New Service Agreements;
(v) to each Stockholder, such Stockholder’s Pro Rata Share of MD Office Cash Balance; and
(vi) all other documents and certificates required to be delivered by Digirad and Merger Sub pursuant to the terms of this Agreement.
(c) MD Office shall have provided Digirad all information required by Digirad to allow Digirad to pay all Additional MD Office Transaction Expenses.
(d) MD Office shall file with the Secretary of State of the State of California a duly executed California Agreement of Merger and California Officer’s Certificate, as required by the CGCL, and the parties shall take all such other and further actions as may be required by Law to make the Merger effective upon the terms and subject to the conditions hereof.
2.12 Working Capital Adjustment.
(a) Within 60 days after the Closing Date, Digirad shall prepare and deliver to Stockholder a statement setting forth its calculation of Closing Working Capital (the “Closing Statement”) and a certificate of the Chief Financial Officer of Digirad that the Closing Statement was prepared substantially in accordance with GAAP.
(b) The post-closing adjustment shall be an amount (which may be positive or negative) equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number greater than $5,000, Digirad shall pay to the Stockholders (with each Stockholder receiving his or her Pro Rata Share) an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number with an absolute value greater than $5,000, the Stockholders shall pay to Digirad an amount equal to the absolute value of the Post-Closing Adjustment (the payment referred to in this sentence and the foregoing sentence, as applicable, the “Post-Closing Adjustment Payment”). If the Post-Closing Adjustment is a positive or negative number with an absolute value equal to or less than $5,000, there shall be no Post-Closing Adjustment Payment.
(c) After receipt of the Closing Statement, Stockholder shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Stockholder and Stockholder’s accountants shall have full access to the books and records of MD Office, the personnel of, and work papers prepared by, Digirad and/or Digirad’s accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Digirad’s possession) relating to the Closing Statement as Stockholder may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Digirad or MD Office.
(d) On or prior to the last day of the Review Period, Stockholder may object to the Closing Statement by delivering to Digirad a written statement setting forth Stockholder’s objections in reasonable detail, indicating each disputed item or amount and the basis for Stockholder’s disagreement therewith (the “Statement of Objections”). If Stockholder fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment Payment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Stockholder. If Stockholder delivers the Statement of Objections before the expiration of the Review Period, Digirad and Stockholder shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Working Capital Resolution Period”), and, if the same are so resolved within the Working Capital Resolution Period, the Post-Closing

Adjustment Payment and the Closing Statement with such changes as may have been previously agreed in writing by Digirad and Stockholder, shall be final and binding.
(e) If Stockholder and Digirad fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Working Capital Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the Independent Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment Payment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment Payment shall be conclusive and binding upon the parties hereto. The fees and disbursements of the Independent Accountants under this Section 2.12 shall be borne jointly and severally by Stockholders unless the adjustments to the Disputed Amounts resulting from Stockholder Representative’s delivery of the Statement of Objections caused change in the Post-Closing Adjustment Payment, as amended by Digirad prior to its submission to the Independent Accountants, in excess of Five Thousand Dollars ($5,000) in favor of Stockholders, in which case such fees and disbursements shall be borne exclusively by Digirad.
(f) Except as otherwise provided herein, any payment of the Post-Closing Adjustment Payment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.12(e) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Digirad or Stockholder, as the case may be. All amounts due hereunder shall be subject to the provisions of Section 2.12(b).
(g) Any rights accruing to any party under this Section 2.12 shall be in addition to and independent of the rights to indemnification under Article 6 and any payments made to any party under this Section 2.12 shall not be subject to the requirements of Article 6.
(h) Any payments made pursuant to Section 2.12 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
2.13 Earn Out.
(a) As part of the Merger Consideration, Digirad shall pay Earn-Out Payments, if any, to the Stockholders on the following terms and conditions: (i) for each of the 2015 Earn-Out Period, the 2016 Earn-Out Period, and the 2017 Earn-Out Period (each such earn-out period, an “Earn-Out Period” and collectively, the “Earn-Out Term”), to the extent the EBITDA earned by the Surviving Corporation exceeds the applicable Earn-Out Threshold for that Earn-Out Period, Digirad shall pay to each Stockholder his or her Pro Rata Share of fifty percent (50%) of EBITDA earned by the Surviving Corporation in excess of the applicable Earn-Out Threshold for the related Earn-Out Period (each an “Earn-Out Payment”), subject to clause 2.13(a)(ii) below; (ii) fifty percent (50%) of all Earn-Out Payments for the 2015 and 2016 Earn-Out Periods shall be retained by Digirad (and shall accrue interest at a rate of 90-day LIBOR plus 2% simple interest per annum) until the end of the Earn-Out Term in order to satisfy resolution of any Potential Claims and to pay expenses related thereto (the “Earn-Out Escrow”), at which time any amount remaining of the Earn-Out Escrow (plus accrued interest) shall be paid to the Stockholders (with each Stockholder receiving his or her Pro Rata Share); and (iv) in the aggregate, the Earn-Out Payments shall not exceed $400,000 for the entire Earn-Out Term. By way of illustration and not limitation: (A) if during the 2015 Earn-Out Period (that portion of the 2015 calendar year beginning on the Closing Date), the EBITDA achieved by the Surviving Corporation is $300,000 in excess of the Earn-Out Threshold for such period, such excess EBITDA will be divided $75,000 to the Stockholders (with each Stockholder receiving his or her Pro Rata Share), $75,000 to Digirad for inclusion in the Earn-Out Escrow, and $150,000 to Digirad, (B) if during the 2016 Earn-Out Period (the 2016 calendar year), the EBITDA achieved by the Surviving Corporation is $450,000 in excess of the Earn-Out Threshold for such period, such excess EBITDA will be divided $112,500 to the Stockholders (with each Stockholder receiving his or her Pro Rata Share), $112,500 to Digirad for inclusion in the Earn-Out Escrow, and $225,000 to Digirad, (C) if during the 2017 Earn-Out Period (the 2017 calendar year), the EBITDA achieved by the Surviving Corporation is $50,000 in excess of the Earn-Out Threshold for such period, such excess EBITDA will be divided $25,000 to the Stockholders (with each Stockholder receiving his or her Pro Rata Share) and $25,000 to Digirad and (D) if Digirad used $100,000 of the Earn-Out Escrow amount in connection with expenses related to Potential Claims, Digirad would release $87,500 to the Stockholders (with each Stockholder receiving his or her Pro Rata Share) at the conclusion of the Earn-Out Term.

(b) Each Earn-Out Payment shall be made to Stockholders on an annual basis, with each Stockholder receiving his or her Pro Rata Share no later than the earlier of: (a) ten (10) days after Digirad has filed its Annual Report on Form 10-K with the SEC covering the applicable Earn-Out Period, or (b) 105 days after the end of Digirad’s fiscal year covering the applicable Earn-Out Period. Each Earn-Out Payment shall (i) be accompanied by a statement (the “Earn-Out Statement”) that describes in reasonable detail how the Earn-Out Payment was calculated and (ii) be paid by wire transfer of immediately available funds to such account as is directed by each Stockholder. Digirad shall send a copy of the Earn-Out Statement to Stockholder Representative at the same time the Earn-Out Statement is sent to Stockholders. Digirad shall, and shall direct its employees to, cooperate with Stockholder Representative and its professionals, and provide them with access to all books and records of MD Office necessary for their review of the Earn-Out Statement.
(c) Stockholder Representative may dispute Digirad’s calculation of any Earn-Out Payment by notifying Digirad in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within fifteen (15) days after receipt of Earn-Out Statement by the Stockholder Representative. To the extent not set forth in the Notice of Objection, the Stockholder Representative and the Stockholders shall be deemed to have agreed with all other calculations, items and amounts set forth in the Earn-Out Statement. In the event that Stockholder Representative does not deliver an Notice of Objection to Digirad within fifteen (15) days after the Stockholder Representative’s receipt of the Earn-Out Statement, the Stockholders shall be deemed to have accepted Digirad’s calculation of the Earn-Out Payment set forth in the Earn-Out Statement. In the event that an Notice of Objection is timely delivered, Digirad and Stockholder Representative shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other party for a period of fifteen (15) days after the receipt by Digirad of the Notice of Objection (the “Earn-Out Resolution Period”), or such longer period as they may agree in writing, to resolve any disagreements set forth in the Notice of Objection. If Digirad and Stockholder Representative are unable to resolve such disagreements within the Earn-Out Resolution Period (the items that remain in dispute at the end of such period (the “Unresolved Items”)) then, at any time thereafter, either Stockholder Representative or Digirad may require that an Independent Accountants shall resolve the Unresolved Items. Upon selection of the Independent Accountants, each of Digirad and Stockholder Representative shall submit an analysis of the Unresolved Items. Digirad and Stockholder Representative shall instruct the Independent Accountants to determine as promptly as practicable, and in any event within thirty (30) days after the date, on which such dispute is referred to the Independent Accountants, based solely on the provisions of this Agreement and the written presentations by Stockholder Representative and Digirad, the value of the Unresolved Items. The determination of the Independent Accountants shall be set forth in a written statement delivered to Stockholder Representative and Digirad and shall be final, conclusive and binding on the parties, absent fraud or manifest error. The fees and disbursements of the Independent Accountants under this Section 2.13 shall be borne jointly and severally by Stockholders unless the adjustments to the Unresolved Items resulting from Stockholder Representatives’ delivery of the Notice of Objection caused change in the applicable Earn-Out Payment, as amended by Digirad prior to its submission to the Independent Accountants, in excess of Ten Thousand Dollars ($10,000) in favor of Stockholders, in which case such fees and disbursements shall be borne exclusively by Digirad.
(d) In the event an Independent Accountants is not selected or has not agreed to serve within the 10 Business Day period following the Working Capital Resolution Period or the Earn-Out Resolution Period (or such longer period as agreed to in writing by Stockholder Representative and Digirad), then the parties agree that any dispute, controversy or claim arising out of or relating to calculations of or for the Closing Statement, the Post-Closing Adjustment and the Earn-Out Payments shall be settled promptly by arbitration pursuant to Section 8.07.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MD OFFICE
As of the date of this Agreement, MD Office and the Stockholders hereby, individually but not jointly, represent and warrant to each of the Acquiring Parties as follows:
3.01 Organization and Qualification of MD Office. MD Office is a corporation duly organized, validly existing and in good standing under the CGCL and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which MD Office is licensed or qualified to do business, and MD Office is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

3.02 Authority; Board Approval.
(a) MD Office has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing all (100%) of the outstanding capital stock of MD Office (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MD Office of this Agreement and any Transaction Document to which it is a party and the consummation by MD Office of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of MD Office and no other corporate proceedings on the part of MD Office are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. The Requisite Company Vote is the only vote or consent of the holders of any class or series of MD Office’s capital stock required to approve and adopt this Agreement and the Transaction Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by MD Office, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of MD Office enforceable against MD Office in accordance with its terms. When each Transaction Document to which MD Office is or will be a party has been duly executed and delivered by MD Office (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of MD Office enforceable against it in accordance with its terms.
(b) MD Office Board of Directors, by resolutions duly adopted by unanimous written consent of all directors of MD Office and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable this Agreement, the California agreement of merger (as such term is used in Section 1101 and Section 1103 of the CGCL) (the “California Agreement of Merger”) and the transactions contemplated by this Agreement and the Transaction Documents, including the Merger, in accordance with the CGCL, (iii) directed that this Agreement and the California Agreement of Merger be submitted to the Stockholders for approval and adoption, and (iv) resolved to recommend that the Stockholders approve and adopt this Agreement and the California Agreement of Merger and directed that such matter be submitted for consideration of the Stockholders by unanimous written consent.
3.03 No Conflicts; Consents. The execution, delivery and performance by MD Office of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or Default under, any provision of the Charter Documents of MD Office; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to MD Office; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a Default or an event that, with or without notice or lapse of time or both, would constitute a Default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which MD Office is a party or by which MD Office is bound or to which any of its properties or assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of MD Office; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of MD Office. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to MD Office in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the California Agreement of Merger and California Officers’ Certificate with the Secretary of State of the State of California.
3.04 Capitalization.
(a) The authorized capital stock of MD Office consists of 10,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding and constitute the “MD Office Common Stock”. No other class or series of capital stock of MD Office is authorized or outstanding. All of the shares of MD Office Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Stockholders, free and clear of all preemptive or similar rights and Encumbrances.
(b) Section 3.04(b) of the Disclosure Schedules sets forth a true, correct and complete list of all holders of the capital stock of MD Office, indicating the capital stock owned by each stockholder next to such stockholder’s name.
(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of MD Office or obligating any Stockholder or MD Office to issue or sell any shares of capital stock of, or any other interest in, MD Office. MD Office does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any MD Office Common Stock.
3.05 No Subsidiaries. MD Office does not own, or have any interest in any shares or have an ownership interest in any other Person.
3.06 Financial Statements. Copies of MD Office’s unaudited financial statements consisting of the balance sheet of MD Office as at December 31 in each of the years 2014, 2013 and 2012 and the related statements of income for the years then ended (the “Year End Financial Statements”), and unaudited financial statements consisting of the balance sheet of MD Office as at January 31, 2015 and the related statements of income for the one-month period then ended (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”), have been delivered or made available to Digirad. Except as set forth on Section 3.06 of the Disclosure Schedules the Financial Statements have been prepared in accordance with GAAP in all material respects, with accounting methods, practices, principles, policies, procedures, classifications, judgments and valuation and estimation methodologies applied on a consistent basis throughout the period involved, except for in the case of the Interim Financial Statements, with respect to normal and recurring year-end adjustments. The Financial Statements fairly present the financial condition of MD Office as of the respective dates they were prepared and the results of the operations of MD Office for the periods indicated, all in accordance with GAAP. The balance sheet of MD Office as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of MD Office as at January 31, 2015 is referred to herein as the (the “Interim Balance Sheet”).
3.07 Undisclosed Liabilities. To the Knowledge of MD Office, MD Office has no material liabilities, obligations or commitments, except (i) those which are expressly or adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date, and which are not, individually or in the aggregate, material.
3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, MD Office has operated in the ordinary course of business in all material respects and there has not been, with respect to MD Office, any:
(a) event, occurrence or development that has had a Material Adverse Effect;
(b) material amendment of the Charter Documents of MD Office;
(c) split, combination or reclassification of any shares of its capital stock;
(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f) material change in any method of accounting or accounting practice of MD Office, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(g) incurrence, assumption or guarantee of any Indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the ordinary course of business;
(h) sale or other disposition of any of the assets shown or reflected on the Balance Sheet;
(i) increase in the compensation of its Employees, other than as provided for in any written agreements in effect as of the Balance Sheet Date or in the ordinary course of business;
(j) resignation or termination of any officer or director of MD Office;
(k) creation of severance or increase of termination pay to any Employee or former Employee of MD Office or any change in severance policies or practices;

(l) adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of MD Office by more than ten percent of its existing annual obligations to such plans;
(m) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(n) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(o) filing or change of any material Tax election, amendment of any material Tax Return, settlement or compromise of any material Tax audit or other proceeding or change in any method of Tax accounting; or
(p) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
3.09 Material Contracts.
(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of MD Office (together with all Leases listed in Section 3.10(b) of the Disclosure Schedules, collectively, the “Material Contracts”):
(i) each agreement of MD Office involving aggregate consideration in excess of $10,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by MD Office without penalty or without notice;
(ii) all agreements that relate to the sale of any of MD Office’s assets, other than in the ordinary course of business, for consideration in excess of $10,000;
(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $10,000;
(iv) except for agreements relating to trade receivables, all agreements relating to Indebtedness (including, without limitation, guarantees) of MD Office, in each case having an outstanding principal amount of any amount;
(v) all agreements between or among MD Office on the one hand any Stockholder or any Affiliate a Stockholder (other than MD Office) on the other hand;
(vi) all collective bargaining agreements or agreements with any labor organization, union or association to which MD Office is a party;
(vii) any agreement containing any covenant whereby MD Office agrees not to engage in any line of business or geographic market, or compete with any Person in any line of business or geographic market;
(viii) any agreement pursuant to which MD Office has made a loan to, has any material ownership interest in, or has a material interest in the profits of, any other Person or other business enterprise; and
(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements relating to any Indebtedness or the borrowing of money or extension of credit in any principal amount that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business.
(b) All Material Contracts are valid and in full force and effect and enforceable against MD Office, and, to the Knowledge of MD Office, valid and in full force and effect and enforceable against the other party or parties thereto, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought, and (iii) as set forth on

Section 3.09(b) of the Disclosure Schedules. Neither MD Office nor, to the Knowledge of MD Office, the other parties thereto, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a Default under the provisions of, any Material Contract, except in each case for those violations and Defaults which would not reasonably be expected to give rise to a material liability or to otherwise materially adversely affect MD Office.
(c) Correct and complete copies of all Material Contracts have been provided to Digirad prior to the date hereof.
3.10 Title to Assets; Real Property.
(a) MD Office has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. The assets owned or leased by MD Office are adequate and suitable in all material respects for the operation of MD Office’s business on the date hereof, and, with respect to tangible personal property, are in good operating condition (normal wear and tear excepted). All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i) liens for Taxes not yet due and payable;
(ii) inchoate mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;
(iii) easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property; or
(iv) other than with respect to owned Real Property, non-material liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.
(b) Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases, subleases or similar agreements for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.
(c) MD Office has provided or otherwise made available to Digirad true, correct and complete copies of all Leases, including all amendments, terminations and modifications thereof. There is not, under any of the Leases, any material Default by MD Office, nor, to the Knowledge of MD Office, by any other party thereto. Except as set forth in Section 3.10(c) of the Disclosure Schedules, there are no other parties occupying, or with a right to occupy, the leased Real Property or owned Real Property other than MD Office. MD Office has the right to use pursuant to the Leases all of the properties that are used or required for use in the operation of MD Office’s business as currently conducted.
3.11 Intellectual Property.
(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.
(b) Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by MD Office. Except as set forth in Section 3.11(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, MD Office owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the “Company Intellectual Property”).
(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to the Knowledge of MD Office: (i) MD Office Intellectual Property as currently licensed or used by MD Office, and MD Office’s conduct of its business as currently conducted, do not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating or misappropriating any Company Intellectual Property.

3.12 Insurance. Section 3.12 of the Disclosure Schedules sets forth an accurate list of all of MD Office’s current insurance policies and coverages, including names of carriers, types (including, without limitation, whether such policies are “claims made” or “occurrence based”) and amounts of coverage owned, maintained, held by or for the benefit of MD Office. MD Office has heretofore made available to Digirad copies of all insurance policies listed in Section 3.12 of the Disclosure Schedules.
3.13 Legal Proceedings; Governmental Orders.
(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules (the “Potential Claims”), there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Knowledge of MD Office, threatened against or by MD Office or affecting any of the Real Property or assets of MD Office (or by or against MD Office or any Affiliate thereof specifically relating to the Real Property or assets of MD Office).
(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting MD Office or any of its properties or assets.
3.14 Compliance With Laws; Permits.
(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules (i) MD Office is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect and (ii) MD Office has not for the past three (3) years been in material conflict with, or in material Default or in violation of, any material Law applicable to MD Office or by which MD Office or any of its businesses, assets or properties is bound or affected. There is no material judgment, injunction, order or decree binding upon MD Office which has or would reasonably be expected to have the effect of prohibiting or materially impairing MD Office’s business, as currently conducted, or the consummation of the transactions contemplated by this Agreement.
(b) Except as set forth in Section 3.14(b) of the Disclosure Schedules, all Permits required for MD Office to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. No suspension, material modification, or cancellation of any of the Permits required for MD Office to conduct its business is pending or, to the Knowledge of MD Office, threatened in writing against MD Office. Except as set forth in Section 3.14(b) of the Disclosure Schedules, MD Office is in compliance in all material respects with the terms of the Permits (including the submission of timely renewal applications when required by applicable Law), and all such Permits are in full force and effect.
3.15 Environmental Matters.
(a) MD Office is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b) MD Office has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.15(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of MD Office and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by MD Office through the Closing Date in accordance with Environmental Law, and MD Office is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of MD Office as currently carried out.
(c) No real property currently or formerly owned, operated or leased by MD Office is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of MD Office or any real property currently or formerly owned, operated or leased by MD Office, and MD Office has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of MD Office (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, MD Office.

(e) Section 3.15(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by MD Office and any predecessors as to which MD Office may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and MD Office has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by MD Office.
(f) MD Office has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(g) MD Office has provided or otherwise made available to Digirad and listed in Section 3.15(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of MD Office or any currently or formerly owned, operated or leased real property which are in the possession or control of MD Office related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
(h) MD Office is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of MD Office as currently carried out.
(i) Section 3.15(i) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by MD Office.
3.16 Employee Benefit Matters.
(a) Section 3.16(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, relocation, repatriation, expatriation, visas, work permit, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of MD Office, current or former directors of MD Office or independent contractors or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by MD Office, or under which MD Office has any liability (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”). No Benefit Plan is maintained outside the jurisdiction of the United States. Except as set forth in Section 3.16(a) of the Disclosure Schedules, with respect to each Benefit Plan, MD Office has provided to Digirad copies, to the extent applicable, of (i) the plan and trust documents (including any amendments thereto) and the most recent summary plan description (including any summaries of material modifications), (ii) the annual reports (Form 5500 series) for the three most recent plan years, (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter, opinion letter or advisory letter, as applicable.
(b) Except as set forth in Section 3.16(b) of the Disclosure Schedules, each Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder) in all material respects, and a Benefit Plan described in Section 408(p) of the Code in all respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter to the prototype plan sponsor or an advisory letter from the Internal Revenue Service to the volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of MD Office, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter or advisory letter from the Internal Revenue Service, as applicable. Except as set forth in Section 3.16(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in material compliance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to the Knowledge of MD Office, no event has occurred or is reasonably expected to occur that has resulted in or would subject MD Office to a Tax under Section 4971 of the Code or the assets of MD Office to a lien under Section 430(k) of the Code. Except as set forth in Section 3.16(b) of the Disclosure Schedules, each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom, and neither MD Office nor any

Affiliate of MD Office has an obligation, under any Benefit Plan or otherwise, to compensate any Person for any Tax imposed by Section 409A of the Code or Section 4999 of the Code.
(c) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA) or (iii) is a multiple employer plan under Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement described in Section 3(40) of ERISA. Neither MD Office nor any other entity that, together with MD Office, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code: (i) has, or had within the past six years, any liability, whether actual or contingent, under Title IV of ERISA, (ii) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (iii) has engaged in any transaction which would give rise to a liability of MD Office or Digirad under Section 4069 or Section 4212(c) of ERISA.
(d) Except as set forth in Section 3.16(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(e) Except as set forth in Section 3.16(e) of the Disclosure Schedules: (i) there is no pending or, to the Knowledge of MD Office, threatened action relating to a Benefit Plan (other than routine claims for benefits in the ordinary course); and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.
(f) Except as set forth in Section 3.16(f) of the Disclosure Schedules, no Benefit Plan or other plan, policy agreement or arrangement exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Digirad or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(g) Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject MD Office or, with respect to any period after the Closing Date, Digirad to any penalty under Section 502 of ERISA or tax or penalty under Section 4975 of the Code.
(h) MD Office has properly classified for all purposes (including tax purposes and for purposes of determining eligibility to participate and benefit accrual in any Benefit Plan) all persons who have performed services for or on behalf of MD Office and has properly withheld and paid all applicable Taxes and made appropriate filings in connection with services provided by such persons to MD Office in accordance with such classifications.
(i) Except as set forth in Section 3.16(i) of the Disclosure Schedule, there has been no amendment to, announcement by MD Office or any Affiliate relating to, or change in employee participation or coverage under any Benefit Plan that would increase the annual expense of maintaining such Benefit Plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee or independent contractor, as applicable. Neither MD Office nor any Affiliate has any commitment or obligation or has made any representations to any director, officer, employee or independent contractor, whether or not legally binding, to adopt, amend or modify any Benefit Plan.
(j) Except as set forth in Section 3.16(j) of the Disclosure Schedule or where the communication or representation would not be reasonably expected to have a Material Adverse Effect, no one authorized to make any such representation or communication on behalf of MD Office or an Affiliate has made any representation or communication, oral or written, with respect to participation, eligibility for benefits, vesting, benefit accrual or provisions of any Benefit Plan to any current or former employees or directors of MD Office (or any of their dependents or beneficiaries) that is inconsistent with the terms of any Benefit Plan or would increase the benefit payable under the Benefit Plan beyond that intended by its terms.

3.17 Employment Matters.
(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, MD Office is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Section 3.17(a) of the Disclosure Schedules, there has not been, nor, to the Knowledge of MD Office, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting MD Office.
(b) MD Office is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against MD Office pending, or to the Knowledge of MD Office, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of MD Office, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, occupational safety and health, employee classification and authorization to work, plant closings and mass layoffs or any other employment related matter arising under applicable Laws.
3.18 Taxes.
(a) MD Office has:
(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Tax Returns, each of which is true, correct and complete,
(ii) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable (whether or not shown on any Tax Return) on or prior to the Closing Date, and
(iii) properly accrued in accordance with GAAP on its books and records a provision for the payment of all Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Tax Period or the portion ending on the Closing Date of any Straddle Period.
(b) No extension of time to file a Tax Return, which Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Tax or Tax Return.
(c) No Tax Return has ever been filed, and no Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return). There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Section 6901 of the Code or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of law) under which MD Office is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.
(d) MD Office has complied in all respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Section 3402 of the Code).
(e) There is no lien for any Tax upon any asset or property of MD Office (except for any statutory lien for any Tax not yet due).
(f) No Claim is pending, threatened or proposed with regard to any Tax or Tax Return. No event or circumstance results in any significant risk that any such Claim will occur.
(g) The statute of limitations applicable or relating to any Tax or any Tax Return has never been modified, extended or waived, nor has any request been made in writing for any such modification, extension or waiver.
(h) Any assessment, deficiency, adjustment or other similar item relating to any Tax or Tax Return has been reported to all Governmental Authorities in accordance with applicable Law.
(i) No jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return.

(j) MD Office is not a party to any agreement with any Governmental Authority (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Authority relating to any Tax or Tax Return has ever been requested or received.
(k) MD Office is not a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Section 162 of the Code, Section 280G of the Code, or Section 404 of the Code, or any similar provision of applicable Law or (ii) is or could become subject to Section 409A of the Code or any similar provision of applicable Law.
(l) MD Office has no “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Section 168(h) of the Code or any similar provision of applicable Law.
(m) No asset of MD Office is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Section 168(f)(8) of the Code, as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Section 467 of the Code.
(n) MD Office is not and will not be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of (i) a change in method of accounting, or use of an improper method of accounting, (ii) any installment sale or open transaction, (iii) any prepaid amount, refund or credit, or (iv) any election under Section 108(i) of the Code.
(o) MD Office is not nor has it ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(p) MD Office has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(q) No election under Section 338 of the Code or any similar provision of applicable Law has been made or required to be made by or with respect to MD Office.
(r) MD Office is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(s) MD Office (i) does not have, and has never had, a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
(t) Neither MD Office nor any Affiliate is or has ever been a passive foreign investment company within the meaning of Section 1297 of the Code.
(u) Neither MD Office nor any Affiliate has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date.
(v) No Affiliate holds assets that constitute U.S. property within the meaning of Section 956 of the Code.
(w) Neither MD Office nor any Affiliate has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.
(x) MD Office is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes, other than a partnership that is wholly-owned, directly or indirectly, by MD Office.

(y) Neither MD Office nor any Affiliate has ever filed an entity classification election under Section 7701 Section.
(z) The Stockholders have provided to Digirad correct and complete copies of all Tax Returns filed through calendar year 2014 and all audit reports, statements of deficiencies, closing agreements, letter rulings, or technical advice memoranda relating to any Tax or Tax Return.
(aa) MD Office (and any predecessor of MD Office) has been a validly electing and qualifying S-corporation within the meaning of Section 1361 of the Code and Section 1362 of the Code at all times since its formation and shall continue to be a valid S-corporation for federal, state and local Tax purposes up to and including the day before the Closing Date. There have been no events, transactions or activities of MD Office or any of the Stockholders that would cause, or would have caused, the status of MD Office as an S-corporation to be subject to termination or revocation (whether purposefully or inadvertently).
(ab) MD Office does not have, and has never had, a subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.
(ac) MD Office has no potential liability for any Tax under Section 1374 of the Code and shall not be subject to Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement. During the past ten (10) years, MD Office has not (i) acquired assets from another corporation in a transaction in which MD Office’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
(ad) Section 3.18(dd) of the Disclosure Schedule sets forth a list of all jurisdictions (foreign and domestic) to which any Tax has ever been paid or in which any Tax Return has ever been filed, a description of each such Tax or Tax Return, and the relevant Tax periods.
(ae) Section 3.18(ee) of the Disclosure Schedule sets forth a list of all jurisdictions (foreign and domestic) in which any Tax or Tax Return has ever been the subject of any Claims, a description of each such Tax or Tax Return, and the relevant Tax periods.
(af) Section 3.18(ff) of the Disclosure Schedule sets forth a list of all elections made since inception with respect to any Tax or Tax Return.
3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MD Office.
3.20 Books and Records.
(a) The minute books of MD Office contain minutes accurately reflecting those minutes of its stockholders and directors which are set forth and contained in MD Office’s book of minutes, and contain accurate records of all material meetings of, and material corporate actions taken by (including action taken or ratified by written consent), the stockholders and board of directors of MD Office. At Closing all of the books and records of MD Office will be in the possession of MD Office or its counsel.
(b) For a period of 180 days following Closing, Michael Keenan may request copies of operational documents created or used by MD Office prior to Closing, provided that any use of such documents does not violate, and will not be used in violation of this Agreement, including the non-competition covenants herein. For purposes of clarification, Michael Keenan acknowledges and agrees: (a) that MD Office, in its sole discretion, may elect to not deliver such requested documents if delivery of such documents would be in violation of any Law or Contract, and that Michael Keenan shall not have the right to challenge such decision by MD Office, (b) MD Office reserves all rights hereunder related to any breach of this Agreement, including the non-competition covenants, that may relate to or otherwise stem from any use of such delivered documents, and (c) that any delivery of such documents by MD Office shall not limit or in any way reduce or otherwise comprise any right of MD Office hereunder to full recovery for any damages stemming from any breach of this Agreement, including the non-competition covenants herein, that may relate to or otherwise stem from the use of such delivered documents.
3.21 Interests in Customers, Suppliers, etc. Except as set forth on Section 3.21 of the Disclosure Schedules, neither MD Office nor any officer or director of MD Office or any Affiliate thereof nor, to the Knowledge of MD Office, any member of such Person’s immediate family (a) possesses, directly or indirectly, any ownership interest in, or is a director or officer of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of MD Office or (b) is party to a contract or other business relationship with MD Office or owns any assets or properties that are used in MD Office’s business. Ownership of securities of companies whose securities are registered under the Securities Exchange Act of 2% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.21.
3.22 Bank Accounts; Powers of Attorney. Set forth on Section 3.22 of the Disclosure Schedules is an accurate and complete list showing (a) the name and address of each bank in which MD Office has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from MD Office.
3.23 Accounts Receivable. The amount of all accounts receivable have arisen out of bona fide transactions in the ordinary course of business and are carried on MD Office’s books and records at values determined in accordance with GAAP in a manner consistent with past practice, and such accounts receivable are valid and enforceable claims, fully collectable (net of reserves reflected on the Balance Sheet or the Interim Balance Sheet, in each case in accordance with GAAP) in the ordinary course of business and on the terms applicable thereto, and MD Office has not accelerated or accepted advance collections or payments of any such accounts receivable. MD Office has received no written notice of a request or agreement for deduction or discount with respect to any of such accounts receivable. To the Knowledge of MD Office, such accounts receivables are subject to no material defenses, counterclaims or rights of setoff.
3.24 Inventories. Except as used or sold in the ordinary course of business, the inventories and equipment of MD Office are, except as set forth in Section 3.24 of the Disclosure Schedules, located on MD Office’s owned or leased Real Property or in transit; none of such inventories or equipment are placed on consignment with, or in possession of, third parties. Except as set forth in Section 3.24 of the Disclosure Schedules, each item of inventory or equipment reflected in the Financial Statements (i) is generally of usable and saleable quality in all material respects in the ordinary court of business and (ii) is valued at the lesser of cost and market. Except for reserves expressly set forth in the Financial Statements, the inventory and equipment consists of a quantity saleable in the ordinary course of business.
3.25 Customer Relations. Section 3.25 of the Disclosure Schedules lists the 20 largest customers (each a “Material Customer”) of MD Office, as measured by revenue, in the case of the customers for the years ended December 31, 2014. Except as set forth on Section 3.25 of the Disclosure Schedules, since January 1, 2014, no Material Customer has indicated in writing that it intends to, nor to the Knowledge of MD Office is any such Material Customer reasonably likely to, terminate or materially change the terms of its relationship with MD Office (including to materially reduce its purchases of goods or services from or to MD Office) whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise.
3.26 Product Warranty and Product Liability. To the Knowledge of MD Office and except as reflected on the Balance Sheet in accordance with GAAP, MD Office currently has no material liabilities arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, used, leased or delivered, by MD Office. Except as set forth on Section 3.26(b) of the Disclosure Schedules, MD Office has not committed any act or failed to commit any act, which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any product liability or liability on the part of MD Office for breach of warranty in excess of $10,000 with respect to an individual claim or a series of related claims (whether covered by insurance or not) with respect to products sold, used, leased or delivered by MD Office.
3.27 Anti-Corruption Laws. MD Office, including all directors, officers, employees, outside sales agents, and third parties acting on behalf of MD Office, have not: (i) taken any action in violation of any applicable anti-corruption Law, including but not limited to the U.S. Foreign Corrupt Practices Act and any similar foreign Laws applicable to MD Office; or (ii) corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Person, including any public official, for purposes of: (A) influencing any act or decision of any public official in his official capacity; (B) inducing a public official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing a public official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government in order to assist MD Office, or any Person affiliated with MD Office, in obtaining or retaining business or a business advantage.
3.28 Indebtedness. Section 3.28 of the Disclosure Schedules sets forth two separate true and correct lists of all Indebtedness and all Stockholder Liabilities of MD Office as of the date hereof.
3.29 Certain Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar state or federal anti-takeover statute or regulation (each a “Takeover Statute”) is, as of the date of this Agreement, applicable to the Merger.

3.30 MD Office Transaction Expenses. Section 3.30 of the Disclosure Schedule contains a complete and accurate list of the MD Office Transaction Expenses incurred by MD Office and for which MD Office has received information to date, all of which will be paid at or prior to Closing.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
As of the date of this Agreement, each Stockholder, individually and not jointly, hereby represent and warrant to Digirad as follows:
4.01 Authorization. Each Stockholder has the full power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Stockholder, and this Agreement, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, and the Transaction Documents constitute valid and binding obligations of Stockholder enforceable in accordance with their terms, subject to (i) the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws affecting the rights of creditors’ generally, and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).
4.02 No Violation. The execution of this Agreement and the Transaction Documents to which it is a party by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and thereunder will not constitute a violation of, or conflict with or result in a Default under: (a) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or his, her or its property is bound or, (b) any judgment, decree or order applicable to Stockholder, nor is Stockholder required to obtain the approval of, or give prior notice to, any person or organization to sell his, her or its MD Office Common Stock. Assuming the receipt of all governmental and regulatory approvals required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement or the Transaction Documents to which Stockholder is a party, nor the performance by Stockholder of his, her or its obligations hereunder and thereunder will violate any provision of Law applicable to Stockholder.
4.03 Good Title and Ownership of MD Office Stock. Stockholder has good title to all of the MD Office Common Stock listed opposite such Stockholder’s name on Section 3.04(b) of the Disclosure Schedules. All of such shares of MD Office Common Stock are owned beneficially and of record solely by Stockholder, free and clear of all Encumbrances.
4.04 Transactions with MD Office. Other than as set forth in Section 4.04(a) of the Disclosure Schedules, no amounts are owed to any Stockholder by or on behalf of MD Office (other than the Merger Consideration) immediately following the Closing. Other than as set forth in Section 4.04(b) of the Disclosure Schedules, there will be no contracts or other agreements between MD Office and any of the Stockholders or their Affiliates immediately following the Closing.
4.05 Investment Experience; Access to Information. Stockholder (a) alone or together with its advisors, is an investor experienced in the evaluation of business similar to Digirad’s business, and has such knowledge and experience in financial, business and other relevant matters as to be competent and fully capable of examining all of the merits, risks and other aspects of the investment contemplated by this Agreement on its own and to make informed decisions with respect thereto, (b) has the ability to bear the economic risks of this investment which could include the loss of some or all of its investment and has sufficient other assets such that the loss of all of its investment in Digirad would not have a Material Adverse Effect on its financial condition or adverse affect its ability to maintain its present operations, (c) acknowledges that no assurances, representations or guaranties of any nature whatsoever (including those relating to capital appreciation, dividends or tax aspects) have been made by Digirad or anyone else to it with regard to the performance of the investment contemplated by this Agreement, and (d) acknowledges that it has had for a reasonable time prior to the date hereof, the opportunity to ask questions and receive answers concerning the terms and conditions of the Transaction and to obtain additional information from Digirad.
4.06 Authority. Stockholder has the right to enter into this Agreement and to consummate the transactions contemplated by this Agreement without providing any person a right of first refusal or right of first offer or similar right.
4.07 MD Office Authority. If the Stockholder has a designee on the Board of Directors of MD Office, then such designee in his or her capacity as a director of MD Office has approved this Agreement and transactions contemplated hereby.

4.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF DIGIRAD
As of the date of this Agreement, but qualified in its entirety by disclosures in the Public Documents, Digirad and Merger Sub hereby represent and warrant to MD Office as follows:
5.01 Organization and Authority of Digirad and Merger Sub. Each of Digirad and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Digirad and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Digirad and Merger Sub of this Agreement and any Transaction Document to which they are a party and the consummation by Digirad and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Digirad and Merger Sub and no other corporate proceedings on the part of Digirad and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Digirad and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Digirad and Merger Sub enforceable against Digirad and Merger Sub in accordance with its terms. When each Transaction Document to which Digirad or Merger Sub is or will be a party has been duly executed and delivered by Digirad or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Digirad or Merger Sub enforceable against it in accordance with its terms.
5.02 No Conflicts; Consents. The execution, delivery and performance by Digirad and Merger Sub of this Agreement and the Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or Default under, any provision of the Charter Documents of Digirad or Merger Sub; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Digirad or Merger Sub; (iii) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a Default or an event that, with or without notice or lapse of time or both, would constitute a Default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Digirad or Merger Sub is a party or by which Digirad or Merger Sub is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of Digirad or Merger Sub; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Digirad or Merger Sub. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to MD Office in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the California Agreement of Merger and California Officers’ Certificate with the Secretary of State of the State of California and filings with the SEC.
5.03 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Digirad or Merger Sub.
5.05 Public Filings. Digirad has filed with the SEC all reports required to be filed pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, to be filed by Digirad since March 1, 2013 (collectively, and in each case including all amendments thereto, the “Public Documents”). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC, the Public Documents complied in all material respects with the requirements of the Exchange Act, and none of the Public Documents (including any and all financial statements included therein) as of such dates and as of the date hereof contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Digirad included the Public Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and such financial statements present fairly, in all material respects the consolidated financial position of Digirad and its subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP.
5.06 Legal Proceedings.
(a) Except as set forth in the Public Documents, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Knowledge of Digirad, threatened against or by Digirad or affecting any of the real property or assets of Digirad (or by or against Digirad or any Affiliate thereof specifically relating to the Digirad or assets of Digirad).
(b) Except as set forth in the Public Documents, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Digirad or any of its properties or assets.
5.07 Absence of Certain Changes. Since the financial statements included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, there has not been any change that by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a Material Adverse Effect on Digirad, except as disclosed in the Public Documents to the date of this Agreement.
5.08 Capital Stock of Digirad. The authorized capital stock of Digirad consists of: (i) 80,000,000 shares of Digirad Common Stock, of which 18,630,945 shares were issued and outstanding as of March 3, 2015 and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 500,000 shares are designated Series A Participating Preferred Stock and 500,000 are designated Series B Participating Preferred Stock, none of which is issued or outstanding as of March 3, 2015. As disclosed in the Public Documents, certain rights related to the preferred stock are issued and outstanding. Such issued and outstanding shares of Digirad Common Stock are validly issued, fully paid and nonassessable. As of the Closing, Digirad has reserved for issuance, pursuant to its currently active stock incentive plans, 1,034,985 shares of its common stock. As of the Closing, there are outstanding: options to purchase 1,442,355 shares of Digirad Common Stock and 184,905 restricted stock units pursuant to such plans.
ARTICLE 6
COVENANTS
6.01 Cooperation.
(a) MD Office, the Stockholders and the Acquiring Parties shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement, the other Transaction Documents and the Transactions. In connection with the review or audit of the financial statements of MD Office by Digirad’s or MD Office’s accountants, if required, the chief executive or chief financial officer of MD Office shall execute any documentation reasonably required by such accountants.
(b) In connection with Digirad’s reporting and filing obligations with the SEC, and as otherwise required by Law, Stockholders shall, at Digirad’s request, assist and arrange for the preparation of audited and reviewed financial statements and related footnotes for MD Office (the “Required Financials”) for the quarters and year to date periods as required by the SEC. Stockholders will assist Digirad free of charge and will make themselves available after Closing to adequately respond to and address all comments and questions from the SEC regarding the Required Financials and MD Office.
6.02 Publicity. Unless otherwise required by applicable Law, the SEC, or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. In furtherance of the foregoing, MD Office and the Stockholders, consent to Digirad disclosing this Agreement and the transactions contemplated hereby in reports and filings that are to be filed with the SEC.
6.03 Registration Rights. As soon as commercially practicable, as determined in good faith and in the sole discretion of Digirad, but in no event later than six months after the Closing, Digirad, at its cost and expense and in accordance with the Registration Rights Agreement, shall prepare and file with the SEC a registration statement, covering the resale of the Stock Consideration, with such registration or post-effective amendment, as applicable, to become effective as soon as possible thereafter.

Without the prior written consent of Digirad, Stockholders will not, directly or indirectly, offer for sale, transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign in any other way, encumber or dispose of, directly or indirectly or whether or not by operation of law or for value (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Digirad Common Stock received pursuant to this Agreement except pursuant to a effective registration statement filed with the SEC.
6.04 Tax-Free Reorganization Treatment. It is the intent of all parties hereto that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding anything herein to the contrary, each of Merger Sub, Digirad and MD Office shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Merger Sub, Digirad, MD Office and the Surviving Corporation shall report, to the extent required or permitted by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code and shall file all Tax Returns consistent with the foregoing and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment or unless required to do so by applicable law. Notwithstanding the foregoing, neither Merger Sub nor Digirad guaranty that the Merger will qualify or be treated as a “reorganization” under the provisions of Section 368(a) of the Code. Digirad and MD Office will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.
6.05 Escrow of Certain Consideration. After the Closing, Digirad shall act as escrow agent with respect to the Escrowed Consideration and shall establish a segregated account at its office or with Digirad’s regular commercial bank to hold the Escrowed Consideration (the “Escrow”). Until such time as the Escrowed Consideration is released from the Escrow in accordance with the terms of this Agreement, and subject to Section 2.08 and the indemnification obligations of MD Office and the Stockholders under Article 7, the Escrow Shares shall be certificated and issued in the names of the holders who received the Stock Consideration in proportion to their interest in the Escrow Shares, and the Earn-Out Escrow shall be deposited and held in a segregated account at Digirad’s regular commercial bank. Digirad shall comply with the procedures pertaining to the Escrow, the Escrowed Consideration and any disputes related thereto as set forth in Sections 7.04 and 7.05 below. The Escrow Shares shall be validly issued, fully paid and outstanding shares of Digirad. Stockholders shall be entitled to vote Escrowed Shares and receive dividends on Escrowed Shares. In the event the Escrowed Shares are returned to Digirad, all rights of the Stockholder to such Escrowed Shares in whose name they were issued, shall cease.
6.06 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Digirad and MD Office and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, any necessary filings are made and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
6.07 Payment of MD Office Transaction Expenses. Digirad shall, within 20 days of the receipt of the necessary information, pay and satisfy in full all outstanding MD Office Transaction Expenses not paid in full pursuant to Section 2.11(a)(xiv) of this Agreement (the “Additional MD Office Transaction Expenses”). Digirad shall, after such payments have been made, have the right to set-off an amount equal to the Additional MD Office Transaction Expenses against the Escrowed Consideration, or against amounts payable by Digirad as a Post-Closing Adjustment Payment, or in connection with any Earn-Out Payments payable by Digirad, if any, on a dollar-for-dollar basis. Any amounts deliverable or payable by Digirad, as applicable, as a release from escrow or a Post-Closing Adjustment Payment or in connection with any Earn-Out Payments payable by Digirad, if any, which are set-off pursuant to this paragraph shall be deemed no longer be due or payable or deliverable by Digirad.
6.08 Tax Matters. To the extent permitted under applicable law, the Stockholders, MD Office and Digirad shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Tax or Tax Return.
(a) To the extent not filed prior hereto, the Stockholders shall prepare or cause to be prepared at their own cost and expense, in accordance with applicable law and consistent with past practice, each Tax Return for each Pre-Closing Tax Period. At least twenty (20) days prior to the date on which a Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Stockholders shall deliver such Tax Return to Digirad. No later than five (5) days prior to the date on which a Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), Digirad may make reasonable changes and revisions to such Tax Return. The Stockholders shall cooperate fully in making any reasonable changes and revisions to any Tax Return for a Pre-Closing Tax Period. At least three (3) days prior to the date on which a Tax Return (as reasonably revised by Digirad) for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Stockholders shall pay to Digirad an amount equal to any Tax due with respect to such Tax Return, and Digirad shall file such Tax Return.

(b) Digirad shall prepare and file each Tax Return for any Post-Closing Tax Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Tax Return for a Straddle Period is due (after taking into account any valid extension), Digirad shall deliver such Tax Return to the Stockholders. No later than five (5) days prior to the date on which a Tax Return for any Straddle Period is due (after taking into account any valid extension), the Stockholders may make reasonable changes and revisions to such Tax Return. Digirad shall cooperate fully in making any reasonable changes and revisions to any Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Tax Return for a Straddle Period is due (after taking into account any valid extension), the Stockholders shall pay to Digirad an amount equal to the Tax on such Tax Return to the extent such Tax relates, as determined under Section 6.08(d), to the portion of such Straddle Period ending on and including the Closing Date.
(c) In the case of a Tax payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of a Tax (other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion ending on the Closing Date of the Straddle Period and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.
(d) Each party shall promptly forward to the other a copy of all written communications from any Governmental Authority relating to any Tax or Tax Return for a Pre-Closing Tax Period or Straddle Period. Upon reasonable request, Digirad and the Stockholders shall each make available to the other all information, records or other documents relating to any Tax or any Tax Return for a Pre-Closing Tax Period or Straddle Period. Digirad and the Stockholders shall preserve all information, records or other documents relating to a Tax or a Tax Return for a Pre-Closing Tax Period or Straddle Period, until the date that is six (6) months after the expiration of the statute of limitations applicable to the Tax or the Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Tax or any Tax Return for a Pre-Closing Tax Period or Straddle Period, the Stockholders shall give to Digirad a reasonable written notice and, to the extent Digirad so requests, the Stockholders shall permit Digirad to take possession of all such information, records and documents. In addition, Digirad and each Stockholder shall cooperate with each other in connection with all matters relating to the preparation of any Tax Return or the payment of any Tax and in connection with any Claim relating to any Tax or Tax Return. Nothing in this Section 6.08(e) shall not affect or limit any the indemnity or similar provision or any other representations, warranties or obligations of MD Office or the Stockholders. Each party shall bear its own costs and expenses in complying with the provisions of this Section 6.08(e).
(e) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable law, the Stockholders will join in the execution of any such Tax returns or other documentation.
(f) The Stockholders shall neither make nor request a refund of any Tax or with respect to any Tax Return or amend any Tax Return, unless Digirad, in its sole discretion, consents. Digirad shall not be obligated to seek or request any refund of any Tax or amend any Tax Return.
(g) Any Tax sharing or similar agreement with respect to or involving MD Office shall be terminated as of the Closing Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement shall be cancelled as of the Closing Date, without any liability to MD Office or the Stockholders.
6.09 Non-Competition; Non-Solicitation.
(a) For a period of five (5) years following the Closing Date, no Stockholder will, without the express written consent of an authorized representative of Digirad, do any of the following within the Territory:
(i) seek or accept employment or enter into any other contractual or other relationship with any entity that is either: (A) a Customer; or (B) in direct or indirect competition with the business of MD Office or Digirad as of the date of this Agreement.

(ii) directly or indirectly, on Stockholder’s own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, solicit or accept business from any Customers of MD Office or Digirad or encourage any Customer not to do business with MD Office or Digirad.
(iii) directly or indirectly hire, solicit or attempt to hire or solicit: (A) any employee of, or consultant to MD Office or Digirad, or (B) any former employee or consultant that had been rendering services to MD Office or Digirad at anytime within the twelve (12) month period immediately preceding the Closing Date.
(b) Each Stockholder agrees that in the event a court determines the length of time, territory or activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.
(c) Each Stockholder acknowledges and agrees that the restrictive covenants set forth in this Section 6.09 are essential to the Agreement and the transactions contemplated thereby, and that MD Office and Digirad shall be protected by the restrictive covenants. It is a condition precedent to each Stockholder participating in the Agreement and thereby benefiting from the value of MD Office and its Affiliates that each such Stockholder agrees to be bound by the restrictive covenants and the other covenants contained in this Agreement, which each Stockholder acknowledges and agrees are reasonable and necessary for MD Office and Digirad to have and enjoy the benefits of the Transactions contemplated hereby.
(d) For purposes of this Section 6.09, (i) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit public, privately held, or owned by the United States government that is a business entity or individual with whom MD Office or Digirad has done business or with whom Stockholder has actively negotiated during the twenty four (24) month period immediately preceding the Closing Date, but “Customer(s)” shall not include any business operations of a Customer outside the Territory; “Customers” shall not include vendors. and (ii) “Territory” shall mean throughout (i) the State of California; and (ii) the area that is within a 180 mile radius of any operating hub of the MD Office, Digirad Corporation, or their parents, subsidiaries, divisions or Affiliates. Such existing locations are set forth on Schedule 6.09. In the event new locations are opened, Digirad shall so advise Stockholder Representative and such new locations shall be deemed added to Schedule 6.09. In no event shall the Territory include the State of Washington, regardless of whether Digirad ultimately does business there.
(e) Notwithstanding the provisions of clauses (a) through (d) of this Section 6.09, if Stockholder is party to a New Service Agreement, the terms regarding “Non-Competition; Non-Solicitation” included in such New Service Agreement shall govern with regard to restrictions on competition and solicitation, and such Stockholder will be bound by the restrictive covenants and the other covenants contained in such New Service Agreement.
ARTICLE 7
INDEMNIFICATION
7.01 Survival. The representations and warranties contained herein (other than the Fundamental Representations) shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date. The Fundamental Representations shall survive indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. No claim for indemnification may be asserted against any party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 7.01.
7.02 Indemnification Provisions for Benefit of Digirad and the Stockholders.
(a) Subject to Section 7.10 and the Side Letter, the Stockholders shall, on a pro rata basis, indemnify Digirad for any and all loss, damage, cost (including allocable costs incurred by employees), reasonable expense (including court costs, amounts paid in settlement, judgments, attorneys’ fees or other expenses for investigating and defending), suit, action, claim, deficiency, liability or obligation (collectively, “Loss”) suffered by Digirad, the Surviving Corporation or any of their officers, directors, agents, stockholders, representatives, parents, subsidiaries, Affiliates, successors and assigns (collectively, the “Digirad Indemnified Parties”), related to, caused by or arising from (i) any misrepresentation or breach of warranty by MD Office, (ii) Potential Claims, (iii) any Tax relating to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing

Date, or (iv) any failure by MD Office to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto.
(b) Subject to Section 7.10 and the Side Letter, each Stockholder, individually and not jointly, shall indemnify Digirad for any and all Losses suffered by any Digirad Indemnified Parties related to, caused by or arising from (i) any misrepresentation or breach of warranty by such Stockholder (but, for purposes of clarity only, other than with respect to Section 3.04, not from any misrepresentation or breach of warranty by MD Office), or (ii) any failure by the Stockholder to fulfill, either prior to or after the Effective Time, any covenant or agreement of such Stockholder contained herein (but, for purposes of clarity only, not from any failure by MD Office to fulfill any covenant or agreement of MD Office contained herein). With respect to any representation or warranty made in Article 3 as to the knowledge of MD Office and/or the Knowledge of the Stockholders, the breach of such representation or warranty shall be deemed to be a breach by MD Office and not such Stockholders.
(c) Digirad shall indemnify the Stockholders for any and all Losses suffered by the Stockholders (the “Stockholder Indemnified Parties”), related to, caused by or arising from (a) any misrepresentation or breach of warranty by Digirad or Merger Sub, or (b) any failure by Digirad or Merger Sub to fulfill, either prior to or after the Effective Time, any covenant or agreement contained herein.
7.03 Intentionally Omitted.
7.04 Limitation of Indemnification Obligations.
(a) Subject to Section 7.05, the indemnification provided for in Section 7.02 shall be subject to the following limitations:
(i) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02 (except with respect to a breach of a Fundamental Representation or any Tax identified under Section 7.02(a)(iii)), with respect to any item or group of related items where the aggregate Losses suffered by the Indemnified Party for such item or group of related items do not exceed $10,000;
(ii) In the event any Losses of a Digirad Indemnified Party are recovered from the Escrowed Consideration, such indemnification shall be paid first from the Escrow Shares (based on the Claim Value of the Escrow Shares); and
(iii) except in the case of fraud, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 shall not exceed the Maximum Stockholder Liability.
In the event that any Losses recovered by Digirad from the Escrowed Consideration are on account of a misrepresentation or breach of warranty by one or more (but not all) Stockholders or any failure by one or more (but not all) Stockholders to fulfill any covenant or agreement contained herein, then the Losses recovered by Digirad from the Escrowed Consideration shall only be recovered or deducted from the Escrow Shares or Earn-Out Escrow corresponding to the breaching Stockholder or Stockholders that were placed in the Escrow and shall not be recovered or deducted from any Escrow Shares or Earn-Out Escrow of the non-breaching Stockholder or Stockholders that were placed in the Escrow. For purposes of clarity, in the event that any Losses recovered by Digirad from the Escrowed Consideration are on account of a misrepresentation or breach of warranty by MD Office or by all (but not less than all) Stockholders or any failure by MD Office or by all (but not less than all) Stockholders to fulfill any covenant or agreement contained herein, then the Losses recovered by Digirad from the Escrowed Consideration shall not be limited to the Escrow Shares or Earn-Out Escrow of any individual Stockholder, but shall be recovered or deducted from the Escrowed Consideration pro rata among all Stockholders.
(b) On the date that is six (6) months after the date of the Effective Time, the Escrowed Consideration then held by Digirad in excess of Digirad’s then-current estimate of the value of any pending indemnification claim(s) (which determination shall be reasonable and in good faith) shall be released to the Stockholders who have interests in the Escrowed Consideration hereunder and the balance retained in escrow; provided that such amount of Escrow Shares so retained shall be determined based upon the closing price per share of Digirad Common Stock on the NASDAQ Global Market on the last trading day before such release is to be made. On each such date, any released Escrowed Consideration shall be distributed to the persons who have interests in the Escrowed Consideration hereunder (on a pro rata basis) as promptly as practicable, but in no event later than five (5) Business Days following such date. Thereafter, upon the resolution or settlement of each claim made against the Escrowed Consideration, the remaining outstanding Escrowed Consideration to be retained shall be determined based upon the Claim Value of the Escrow Shares.

7.05 Indemnification Procedures.
(a) A party seeking indemnification under this Article 7 (the “Indemnified Party”) shall promptly notify the party to provide indemnification under this Article 7 (the “Indemnifying Party”) in writing of any Claim, demand, action or proceeding for which indemnification will be sought under Section 7.02, and, if such Claim, demand, action or proceeding is a third party Claim, demand, action or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party Claim, demand, action or proceeding. In connection with any such third party Claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession related to such Claim. No such third party Claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If a firm written offer is made to settle any such third party Claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the Indemnified Party, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party Claim, demand, action or proceeding; and (ii) the maximum liability of the Indemnifying Party relating to such third party Claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third party Claim, demand, action or proceeding is greater than the amount of the proposed settlement. In the event that any party shall fail to make such commercially reasonable efforts to mitigate or resolve any Claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if such efforts had been made.
(b) Notwithstanding the foregoing, in the event that Digirad seeks recovery pursuant to a claim for indemnification under Section 7.02, the Stockholder Representative shall have 30 days after receipt of the claim notice required pursuant to Section 7.05(a) above to notify Digirad in writing (the “Response Notice”) whether the Stockholders accept liability for all or any part of the Losses described in such claim notice.
(i) If the Stockholder Representative does not so notify Digirad, the Stockholders shall be deemed to accept liability for all the Losses described in the claim notice subject to Section 7.04.
(ii) If in his Response Notice the Stockholder Representative agrees that some or all of the Losses described in Digirad’s claim notice are indemnifiable claims and Losses pursuant to Section 7.02 (or if the Stockholder Representative fails to deliver a Response Notice within the required time period and as such is deemed to have agreed) then Digirad shall have the right to recover such undisputed indemnifiable claims and Losses from the Escrowed Consideration pursuant and subject to Section 7.04 above.
(iii) If the Stockholder Representative gives a Response Notice contesting whether some or all of the Losses described in Digirad’s claim notice are indemnifiable claims and Losses pursuant to Section 7.02, then such dispute shall be resolved as follows:
(A) The Stockholder Representative and Digirad shall attempt to resolve such dispute amicably through good faith discussions upon the request of either party; and
(B) In the event that such dispute cannot be resolved through such discussions within a period of thirty (30) days after delivery of the request described in Section 7.5(b)(iii)(A) above, the dispute shall be finally settled by arbitration in the City of San Diego, in the State of California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator(s) shall have the right to grant specific performance, and to allocate the costs of arbitration in such equitable manner as the arbitrator(s) may deem appropriate. In the event the non-prevailing party is a Stockholder, the prevailing party shall receive such reimbursement out of the Escrowed Consideration. Judgment upon the award so rendered may be entered in any court having jurisdiction. For any dispute submitted to arbitration hereunder, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.
(c) In the event Digirad seeks indemnification under this Article 7 on account of a misrepresentation or breach of warranty by one or more (but not all) Stockholders or any failure by one or more (but not all) Stockholders to fulfill any covenant or agreement contained herein, then for purposes of this Section 7.05 references to the Stockholder Representative in this Section 7.05 shall refer to such Stockholder or Stockholders individually.
7.06 Share Value. When payments to a Digirad Indemnified Party are to be made from Escrow Shares, such Escrow Shares shall be valued at the closing price per share of Digirad Common Stock on the NASDAQ Global Market on the last trading day before such claim is to be paid (the “Claim Value”). In lieu of releasing such Escrow Shares to a Digirad Indemnified Party, the Stockholder Representative may elect to make payment to a Digirad Indemnified Party on behalf of the Stockholders in full, but not partial, satisfaction of the Claim, and the Escrow Shares for which such substitute cash payment is made shall then be released to the Stockholders on a pro rata basis.
7.07 Exceptions to Limitations. Except as set forth in Section 7.10, nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any party has, or might have, at law, in equity or otherwise, against any other party, based on any fraudulent action, willful misrepresentation or willful breach of any warranty or representation.
7.08 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Acquiring Parties. Each party shall be deemed to be relying on the representations and warranties of the other party set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to consummate the Transactions.
7.09 Payment of Indemnification Obligations; Set-Off Right. Notwithstanding anything contained herein to the contrary, in the event any Digirad Indemnified Party has made any claim or claims for indemnification pursuant to this Agreement, which claim or claims have not been resolved or satisfied prior to the date of an Earn-Out Payment, Digirad shall have the right to set-off such amount against such Earn-Out Payments on a dollar-for-dollar basis in an amount equal to the aggregate dollar value of such claim or claims (or Digirad’s good faith estimate thereof) until such time as such claim or claims have been finally resolved or satisfied. Any Earn-Out Payments payable by Digirad which are set-off pursuant to this Section 7.09 shall no longer be due or payable by Digirad
7.10 Stockholder Liability. In the event that a Digirad Indemnified Party seeks to satisfy any Losses and the set-off rights of Digirad under Section 7.09 and the value of the Escrowed Consideration fails to fully satisfy the amount of such Losses, such Digirad Indemnified Party may seek payment on account of the unsatisfied amount of such Losses from each Stockholder in an amount up to such Stockholder’s Pro Rata Share of such Losses based upon the amount of Merger Consideration paid to such Stockholder. Notwithstanding anything contained herein to the contrary, no Stockholder shall have liability hereunder beyond such Stockholder’s Pro Rata Share of Maximum Stockholder Liability.
7.11 Indemnity Reimbursement. Although it is the intention of the parties that all indemnification payments or set-offs of Escrowed Consideration be pro-rated between the Stockholders, in the event any indemnification is paid by any Stockholder (or offset against Escrowed Consideration) for any breach caused by MD Office or another Stockholder (collectively “Indemnification Payment”), the Stockholders shall apportion such Indemnification Payment such that each Stockholder is responsible for his/her Pro-Rata Share of such payment. For the sake of clarity, if Michael Keenan is required to pay indemnity of $20,000 on account of a breach by MD Office, Samia Arram shall reimburse Mr. Keenan for $7,000 (35%) and David Keenan shall reimburse Mr. Keenan for $2,000 (10%).
ARTICLE 8
GENERAL
8.01 Assignment and Binding Effect. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and permitted assigns of the parties.
8.02 Entire Agreement; Amendment; Waiver. This Agreement and the other Transaction Documents set forth the entire understanding of the parties with respect to the Transactions. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.
8.03 Negotiated Agreement. Each party hereby acknowledges that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party and construction of this Agreement shall be decided without regard to events of authorship or negotiation.

8.04 Counterparts. This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile or e-mail of a PDF document) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary when making proof of this Agreement to produce or account for more than one such counterpart.
8.05 Expenses. The MD Office Transaction Expenses shall be paid in accordance with Section 2.11(a)(xiv). All other fees, expenses and disbursements incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions contemplated hereby shall be paid by the Person incurring such amounts. Digirad and MD Office each hereby waive compliance with the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the Transactions.
8.06 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) one day after being sent if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.06):
If to Digirad:
DIGIRAD Corporation
1048 Industrial Court
Suwanee, GA 30024
Facsimile: (858) 726-1700
E-mail:    jeffry.keyes@digirad.com
Attention:    Jeffry R. Keyes
with a required copy to:
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street,
New York, NY 10022
Facsimile:    (212) 451-2222
E-mail:    AFinerman@olshanlaw.com
Attention:    Adam Finerman, Esq.
If to the Stockholders:
Keenan-Thornton Family Trust
700 Front Street, No. 1503
San Diego, CA 92101
Facsimile:    _______________
E-mail:    _______________
Attention:    Michael Keenan, Trustee
Samia Arram
34869 European Terrace
Union City, CA 94587
Facsimile:    _______________
E-mail:    _______________

David Keenan
1220 S. Avalon
Spokane, WA 99216
Facsimile:    _______________

E-mail:    _______________
with a required copy to:
Stockholder Representative
700 Front Street, No. 1503
San Diego, CA 92101
Facsimile:    _______________
E-mail:    _______________
Attention:    Michael Keenan
and
Lisa A. Sanderson, Esq.
2223 Avenida de la Playa, Su. 100
La Jolla, CA 92037
Facsimile: 619-342-9871
E-mail: lisa@sandersonatlaw.com
or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.
8.07 Arbitration. Unless otherwise provided herein, all disputes under this Agreement shall be settled by arbitration in the City of San Diego, in the State of California, before a panel of three arbitrators pursuant to the rules then in effect of the American Arbitration Association. Arbitration may be commenced at any time by any of Digirad, Merger Sub, MD Office, the Surviving Corporation or the Stockholder Representative by giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.07. Each of the Acquiring Parties (or any single member thereof), on the one hand, and the Stockholder Representative, on the other hand, shall select one of the arbitrators within 15 days after the date of the notice of arbitration described above; and each shall give the other written notice of the name, and address of the arbitrator it selected. The two arbitrators so selected shall jointly agree on the selection of the third arbitrator, but if they do not so agree within 30 days after the date of the notice of arbitration described above, the selection of the third arbitrator shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. None of the arbitrators shall have had any past or present relationship with or interest in any of the parties or any of their respective Affiliates. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made by any party with respect to any dispute, claim or other matter after the date on which litigation based on such dispute, claim or other matter would be barred by the applicable statute of limitations. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator selected by it, and the expenses of the third arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.
8.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR

ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(b).
8.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.
8.10 No Third-party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties and, in the case of Article 7, the other Digirad Indemnified Parties, and their heirs, administrators, personal representatives, successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
8.11 Stockholder Representative. By virtue of the Stockholders’ adoption of this Agreement and approval of the Merger, and without further act of any Stockholder, the Stockholders shall be deemed to have appointed Michael Keenan as the agent and attorney-in-fact for each Stockholder (except such Stockholders, if any, holding Dissenting Shares) to act on behalf of the Stockholders with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement or any of the Transaction Documents and to take any action on behalf of the Stockholders thereunder (the “Stockholder Representative”). If more than one Person acts as the Stockholder Representative, a decision of a majority of such Persons shall be conclusive. In the event of the death, disability or resignation of a Stockholder Representative, a successor may be appointed by a majority in interest of the Stockholders. The Stockholder Representative shall have the power to take any and all actions which the Stockholder Representative believes are necessary or appropriate or in the best interests of the Stockholders, as fully as if each such Stockholder was acting on its, his or her own behalf with respect to the Merger and all claims for indemnification under this Agreement and to take any action or no action in connection therewith as the Stockholder Representative may deem appropriate as effectively as the Stockholders could act themselves, including the settlement or compromise of any dispute or controversy. The authority granted hereunder is deemed to be coupled with an interest. The death or incapacity of any Stockholder shall not terminate the authority and agency of the Stockholder Representative. Digirad shall have the right to rely on any actions taken or omitted to be taken by the Stockholder Representative as being the act or omission of the Stockholders, without the need for any inquiry, and any such actions or omissions shall be binding upon each of the Stockholders. The Stockholder Representative shall incur no liability, loss, damage or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.
8.12 Disclosure Schedule. The Disclosure Schedule shall be arranged in numbered sections corresponding to the Sections and subsections of this Agreement to which they relate. Nothing in the Disclosure Schedule shall be deemed to disclose an exception to a representation or warranty made herein, unless such exception is identified specifically in the applicable section of the Disclosure Schedule and shall be complete with cross references where appropriate which, in such case, shall constitute the only valid disclosure with respect to such Section(s) hereof.
8.13 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in any court having jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit, if in such action or suit the principal claim or defense of the non-prevailing party is held to be without merit because it was not reasonably supported by Laws or material and relevant facts.
(Signature Pages to Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Merger and Plan of Reorganization to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer

MALEAH INCORPORATED

By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer

MD OFFICE SOLUTIONS, INC.

By:	/s/ Michael Keenan
	Name:	Michael Keenan
	Title:	President and CEO

STOCKHOLDERS:

KEENAN - THORNTON FAMILY TRUST

By:	/s/ Michael Keenan
Michael Keenan, Trustee

By:	/s/ Cynthia Thornton
Cynthia Thornton, Trustee

/s/ Samia Arram
Samia Arram

/s/ David Keenan
David Keenan